Exhibit 99.6
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This compensation discussion and analysis discusses our executive compensation programs for our named executive officers for our fiscal year ending December 31, 2017, and includes a discussion of our compensation objectives and philosophy and the material elements of compensation earned by, or awarded or paid to, our named executive officers in the year. This section also describes processes we use in reaching compensation decisions and is intended to provide context for understanding the amounts in the tabular disclosure that follows. We have also highlighted our corporate results in 2017 and how these results led to the executive compensation we paid for the year. In addition, we highlight key attributes of our compensation programs for our named executive officers.

We delivered solid results in 2017 as compared to 2016, as evidenced by:

•	GAAP home closings gross margin, inclusive of capitalized interest, was 18.6%, an improvement of 40 basis points;

•	Net sales orders increased 12% to 8,397;

•	Total revenue increased 9% to $3.9 billion;

•	Home closings increased 9% to 8,032;

•	Sales order backlog increased 12% to 3,496; and

•	Sales per outlet were 2.4, a 20% increase.

Consistent with the pay-for-performance and stockholder alignment focuses of our compensation objectives and philosophy, which are discussed in further detail below in this compensation discussion and analysis, our compensation programs for 2017 have the following attributes:

•	A balanced mix of short-term cash compensation and long-term equity-based compensation;

•	Forfeiture of equity awards upon violation of certain post-employment restrictive covenants;

•	Use of multiple performance measures with no guaranteed incentive payouts;

•	Limitations on the amount of awards that can be made under our equity incentive plans;

•	Consideration of external market data and use of an independent compensation consultant when designing compensation programs;

•

An anti-hedging policy applicable to all employees (including our executive officers and directors) that prohibits purchases of our stock on margin, calls or similar options on our stock, or selling our stock short;

•	An appropriate level of severance protection to ensure continuity of service;

•	No single-trigger change in control features in any of our programs;

•	No gross ups for any excise or other penalty taxes related to compensation paid;

•	Clawback of certain cash and equity incentive compensation; and

•	A modest use of perquisites, which do not make up a material portion of the compensation and benefits provided to our named executive officers.

Prior Year’s Annual Meeting of Stockholders—Advisory Vote to Approve the Compensation of our Named Executive Officers

At our 2017 annual meeting of stockholders, approximately 98% of the shares voted (including those of our Former Principal Equityholders and our other stockholders) were cast in favor of the 2016 compensation of our named executive officers and our compensation philosophy, policies and practices. We were pleased to receive this strong support and took it into account as part of our annual analysis of the effectiveness of our compensation program for our named executive officers.

We recognize that the business and executive compensation environments continue to evolve, and we are committed to having compensation programs and practices that support our business objectives, promote good corporate governance and align executive pay with our performance. The compensation committee will continue to consider the results from this year’s and future advisory stockholder votes regarding our executive compensation programs. See “Proposal 2: Advisory Vote to Approve the Compensation of our Named Executive Officers (Say on Pay)” for additional information.

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COMPENSATION DISCUSSION AND ANALYSIS

Overview of Contents

This compensation discussion and analysis discusses the following:

•	Our Named Executive Officers for 2017

•	Compensation Objectives and Philosophy

•	Establishing and Evaluating Executive Compensation

•	Key Elements of Executive Compensation Program

•	Other Program Attributes

•	Looking Ahead—2018 Compensation

Our Named Executive Officers for 2017

Our named executive officers for 2017 are(1):

President, Chief Executive Officer and Chairman of the Board	Sheryl D. Palmer
Executive Vice President and Chief Financial Officer	C. David Cone
Executive Vice President, Chief Legal Officer and Secretary	Darrell C. Sherman

(1)

Our business is conducted through several operating companies indirectly held by TMHC. Our named executive officers hold officer positions at these operating companies as well as at TMHC. The partnerships through which TMHC owns the operating companies, TMM Holdings II Limited Partnership (“New TMM”) and TMM Holdings Limited Partnership (“TMM”), generally do not have executive officers.

Compensation Objectives and Philosophy

Our compensation program reflects our philosophy to pay all of our executives, including our named executive officers, in ways that support our primary objectives of:

•	Encouraging a results-driven culture through a pay-for-performance structure;

•

Balancing long-term and short-term compensation and cash and equity-based compensation to ensure our executives are focused on the appropriate short-term financial budget goals and long-term strategic objectives;

•	Aligning executives’ interests with stockholder interests in creating long-term value for our stockholders;

•	Attracting, retaining and motivating key talent; and

•	Aligning total compensation levels with those paid by our direct competitors in the homebuilding sector as well as companies of comparable size and scope in other industries.

Our compensation structure is centered on a pay-for-performance philosophy, and this pay-for-performance focus is designed to align the interests of our executives and our stockholders, motivate our executives to achieve our targeted financial and other performance objectives and reward them for their achievements when those objectives are met. To help achieve these objectives, a significant portion of our executive officers’ compensation is at-risk and provided in the form of variable or performance-based compensation with upside potential for strong performance, as well as downside exposure for underperformance. We believe this is appropriate given our executive officers’ ability to influence our overall performance.

We recognize the need for both short- and long-term incentives to retain talent and encourage both short- and long-term performance. To that end, we seek to provide a balance between short-term and long-term incentives, as well as between cash compensation and equity-based compensation, which encourages a focus on long-term strategic objectives by linking compensation to the satisfaction of our long-term performance goals. Having a long-term compensation component is also consistent with the long-term horizon inherent in the homebuilding industry for the realization of revenue from any specific development project. In light of such objectives, we have determined that a significant portion of total compensation would be delivered in the form of long-term equity-based compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

The overall level of total compensation for our executive officers is intended to be reasonable in relation to and competitive with the compensation paid by similarly situated peer leaders in the homebuilding industry, subject to variation for factors such as the individual’s experience, performance, duties, scope of responsibility, prior contributions and future potential contributions to our business. With these principles in mind, we structure our compensation program as a competitive total pay package, which we believe allows us to attract, retain and motivate executives with the skill and knowledge we require and ensure the stability of our management team, which is vital to the success of our business. However, in setting named executive officer compensation levels, we do not have a policy of setting compensation levels within a fixed range of benchmarks of our peer companies.

Establishing and Evaluating Executive Compensation

Role of the Independent Compensation Consultant

The compensation committee has retained Exequity LLP, which provides the compensation committee with market data on executive compensation levels and practices at our selected competitors and also advises on trends and best practices in the areas of executive compensation and governance, assists the compensation committee in its review and evaluation of our compensation policies and practices, reviews our compensation discussion and analysis and also provides independent advice on director compensation. Exequity LLP is a nationally recognized independent provider of executive compensation advisory services. Exequity LLP does not provide other services to us, except at the direction of the compensation committee. We do not have any other relationships with Exequity LLP, and the compensation committee has determined that Exequity LLP is independent and the work it performed in 2017 raised no conflict of interest. The compensation committee has the sole authority to retain or terminate advisors to the compensation committee that assist in the evaluation of the compensation to our named executive officers and directors.

Process—Role of Officers and Compensation Committee

The compensation committee is responsible for all compensation decisions for our executive officers. Our Chief People Officer works with Ms. Palmer and the Chairman of the compensation committee to establish compensation committee meeting agendas and provide various types of information, including interim progress against performance targets, information about other homebuilding companies or other topics requested by the compensation committee to assist the compensation committee in making its decisions.

The compensation committee, after consultation with Ms. Palmer as to executive officers other than herself, reviews and determines base salary, annual cash incentive bonuses and long-term incentive compensation levels for each executive officer. Ms. Palmer recommends to the compensation committee annual cash incentive bonus performance targets for our executive officers (other than herself) and evaluates actual performance relative to those targets. The compensation committee, after taking into account Ms. Palmer’s recommendations, reviews and approves for each executive officer the annual base salary, annual bonus performance targets, the amount of annual bonuses payable to each executive officer based on achievement of annual performance targets and long-term incentive compensation awards. Ms. Palmer’s compensation levels are established by the compensation committee in its sole discretion. Ms. Palmer does not have any role or authority in determining her own compensation.

Process—Factors Considered in Setting Compensation

The compensation committee believes that compensation decisions for our named executive officers are complex and require consideration of many factors, including the overall competitive market environment, industry compensation levels, the officer’s individual performance and the Company’s performance.

Market Data (Competitors and General Industry). As mentioned above, the compensation committee does not set compensation levels for our named executive officers within a fixed range of benchmarks of our peer companies; however, the compensation committee reviews such peer company information and market data to better assess the range of compensation needed to attract, retain and motivate executive talent in our highly competitive industry. Further, in establishing compensation packages for our named executive officers, the compensation committee reviews and considers the compensation levels of executives at public homebuilding companies as a factor, among other factors, in establishing targeted compensation. This review covers compensation data for a group of our competitors within the homebuilding industry (as available in such companies’ public filings) and the most directly relevant published survey sources available with respect to all direct pay elements, including salary, cash incentives and equity.

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COMPENSATION DISCUSSION AND ANALYSIS

In connection with setting compensation, the compensation committee reviews data from the annual proxy statements of publicly traded homebuilders, as well as data from other published compensation survey sources, including FMI and Equilar, for compensation levels and trends as well as data on pay for executives and uses such information to guide its decisions. In 2017 the compensation committee reviewed compensation data at the following 12 publicly traded homebuilding companies (our “peer group”) in connection with setting compensation for Ms. Palmer and Messrs. Cone and Sherman:

• PulteGroup Inc.	• Toll Brothers, Inc.	• Meritage Homes Corporation

• D.R. Horton, Inc.	• KB Home	• M.D.C. Holdings Inc.

• Lennar Corporation	• Hovnanian Enterprises, Inc.	• Beazer Homes USA Inc.

• NVR, Inc.	• CalAtlantic Group, Inc.	• M/I Homes, Inc.

In 2018, two of the companies in our peer group, CalAtlantic Group, Inc. and Lennar Corporation, completed a merger with the surviving company being Lennar Corporation. As a result of this merger, our peer group has been reduced from 12 publicly traded homebuilding companies to 11.

Individual Performance. As mentioned above, in addition to considering market data, the compensation committee considers each executive officer’s individual performance in determining executive compensation levels, including the nature and scope of the executive’s responsibilities and the executive’s prior performance and expected future contributions. The compensation committee’s review of individual performance is general and subjective in nature and specific individual performance goals (such as goals tied to an officer’s job function, role or personal performance) are not systematically established or measured.

Company Performance. The compensation committee also considers the Company’s performance, financial plans and budget in setting executive officer compensation levels for any given year taking into account general economic challenges as well as any specific challenges facing our business.

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COMPENSATION DISCUSSION AND ANALYSIS

Key Elements of Executive Compensation Program

The primary elements of our compensation structure are base salary, annual cash incentive bonuses, long-term equity-based incentive awards and certain employee benefits and perquisites. A brief description of, objectives of, and any changes in 2017 to each principal element of our executive compensation program for 2017 are summarized in the following table and described in more detail below.

Key Compensation Program Elements — Overview

Compensation Element	Brief Description	Objectives	Changes in 2017
Base Salary	Fixed compensation	Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled executives	Base salary increases were effective as of April 2, 2017 and were provided to our named executive officers as follows: Mr. Sherman—approximately 2.4%. There was no change to Ms. Palmer’s or Mr. Cone’s base salaries for 2017.

Annual Cash Incentive Bonuses	Variable, performance-based cash compensation earned based on achieving pre-established annual goals	Motivate executives to achieve or exceed our current-year financial goals and reward them for their achievements Aid in retention of key executives in a highly competitive market for talent

There were no changes to the bonus targets as a percentage of base salary for Ms. Palmer or Mr. Cone for 2017. Mr. Sherman’s target bonus percentage was increased from 125% to 145% of his base salary paid in 2017.

Performance goals and attainment percentage levels were updated in light of our short-term and long-term strategic objectives as discussed below.

Long-Term Incentives — Equity Based	Variable, equity-based compensation to promote achievement of longer-term goals

Align executives’ interests with those of our stockholders and encourage executive decision-making that maximizes growth and value creation over the long-term

Aid in retention of key executives and ensure continuity of management in a highly competitive market for talent

There was no change in the mix of our annual equity awards granted to our executive officers: 25% are service-based vesting stock options, 25% are service-based vesting RSUs and 50% are performance-based vesting RSUs. Mr. Sherman’s target equity award opportunity was increased from 125% to 150% of his base salary.

Employee Benefits and Perquisites (discussed below under “Other Program Attributes”)

Participation in all broad-based employee health and welfare programs and retirement plans

Employee benefits vary based on individual elections; auto allowance and certain commuting expense reimbursements are the only perquisites provided to our named executive officers

		Aid in retention of key executives in a highly competitive market for talent by providing overall benefits package competitive with industry peers	None.

Base Salary

The base salary component of executive officer compensation is intended to provide a competitive, stable level of minimum compensation to each officer commensurate with the executive’s role, experience and duties. The

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COMPENSATION DISCUSSION AND ANALYSIS

compensation committee annually reviews and approves base salaries for our executive officers based on several factors, including the individual’s experience, responsibilities, performance, expected future contribution, our expected financial performance and salaries of similarly situated executives of our public peers in the homebuilding industry and in the general industry.

Based on an evaluation of the foregoing factors, our desire to reward and retain the key executives who we believe are instrumental to our success, and the competitiveness of base salaries against peer and market data, the compensation committee, in consultation with Ms. Palmer (except as to her own compensation), determined that named executive officer base salaries effective as of April 2, 2017, would be as follows:

Name	2016 Annual Base Salary	2017 Annual Base Salary	Percentage Increase
Sheryl D. Palmer	$1,000,000	$1,000,000	0.0%
C. David Cone	$525,000	$525,000	0.0%
Darrell C. Sherman	$425,000	$435,000	2.4%

Mr. Sherman’s salary was increased as part of our annual review and the increase reflects our belief that Mr. Sherman’s long-tenured industry experience and continuing strong performance in driving results merited a salary increase.

Annual Cash Incentive Bonuses

The second component of executive officer compensation is annual cash incentive bonuses based on Company performance. Tying a portion of total compensation to annual Company performance permits us to adjust the performance measures each year to reflect changing objectives and those that may be of special importance for a particular year. Through this program, we seek to provide an appropriate amount of pre-established short-term cash compensation that is at-risk and tied to the achievement of certain short-term performance goals.

Target Amounts. Target annual cash incentive bonus opportunities for 2017 for Ms. Palmer and Mr. Cone remain unchanged from 2016. The compensation committee determined, following a review of peer data, that it was appropriate to increase Mr. Sherman’s target annual cash incentive bonus opportunity from 125% to 145% of his base salary paid in 2017 in order for his annual bonus opportunity to remain competitive with industry standards and in consideration of his overall performance and compensation. For 2017, the target annual cash incentive bonuses set by the compensation committee for each of our named executive officers were as follows:

Name	2017 Target Annual Bonus as a Percentage of Base Salary Paid in 2017
Sheryl D. Palmer	150%
C. David Cone	145%
Darrell C. Sherman	145%

The actual 2017 annual cash incentive bonus amounts were calculated based on a combination of objective performance measures and using the following formula:

2017 Base Salary Paid	x	Target Bonus Percentage	x	Actual Attainment Percentage	=	Bonus Payout

Our “Actual Attainment Percentage” is an aggregated measure of the attainment of specific financial and operational performance goals for the Company as a whole expressed in the table below as a percentage. These performance goals are based on corporate and business objectives and are not tied to individual performance. To determine the Actual Attainment Percentage, specific criteria and corresponding goals are set for each officer. Each goal (1) has an associated “threshold” and “target” percentage attainment level and includes a “stretch” percentage attainment level, with straight-line interpolation for attainment between levels, and (2) is weighted to reflect the compensation committee’s assessment of the goal’s importance in relation to our overall business objectives. Specifically, the percentage attainment of each goal is applied to the weighting factor (itself a percentage), and these numbers are totaled to set the Actual Attainment Percentage.

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COMPENSATION DISCUSSION AND ANALYSIS

Establishing Performance Goals for 2017 Annual Bonus Plan. The compensation committee established bonus plan goals for 2017. The target payout level was designed to be achievable with strong management performance and the stretch level was designed to encourage and reward our named executive officers for outstanding performance.

The approach to goal setting for 2017 bonuses involved a process of reviewing, among other things, our prior year’s financial performance and our short-term and long-term strategic objectives. We also took into account the need for setting goals that are challenging yet reasonably achievable so as to provide a competitive pay package necessary for the retention of our talent.

Achievement of Corporate Performance Goals. The 2017 bonus program performance goals applicable to Ms. Palmer, Mr. Cone and Mr. Sherman were based 100% on total Company performance. The applicable corporate performance goals were as follows:

Corporate Performance
Performance Goals	Weight	Threshold	Target	Stretch	Actual Attainment	Actual Attainment Percentage
Attainment level percentage		50%	100%	200%
Earnings Per Share (“EPS”)(1)	20%	$1.80	$2.00	$2.20	$2.02	108.76%
Attainment level percentage		50%	100%	150%
EBT Percentage (“EBT”)(2)	40%	8.6%	9.1%	9.6%	9.29%	119.01%
Attainment level percentage		50%	100%	150%
Return on Net Assets (“RONA”)(3)	40%	10.5%	12.5%	14.0%	13.10%	119.95%
Total (Actual Attainment Percentage)	100%					117.34%

(1)

EPS is as reported in our financial statements, adjusted to remove the effects of costs and charges related to (i) changes in ownership of, or sales of our equity by, our Former Principal Equityholders, (ii) effects of any changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results, including such changes that result in losses of deferred tax assets, and (iii) any other specific, unusual, or nonrecurring events. For fiscal 2017, EPS was adjusted for the impact of 2017 tax reform, the impact of hurricanes Harvey and Irma and the effect of administrative expenses associated with the sale of equity by our Former Principal Equityholders (collectively, the “2017 Adjustments”).

(2)

EBT is equal to the quotient of (x) our earnings before taxes in fiscal 2017, divided by (y) our total revenues in fiscal 2017, adjusted to remove the effects of costs and charges related to (i) changes in ownership of, or sales of our equity by, our Former Principal Equityholders, (ii) effects of any changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results, including such changes that result in losses of deferred tax assets, and (iii) any other specific, unusual, or nonrecurring events. For fiscal 2017, EBT was also adjusted for the 2017 Adjustments.

(3)

RONA is equal to the quotient of (x) our net income from continuing operations in fiscal 2017, divided by (y) our net average assets in fiscal 2017 (using our net asset balances (i.e., total assets less cash and less total liabilities) at the beginning and end of fiscal 2017), adjusted to remove the effects of costs and charges related to (i) changes in ownership of, or sales of our equity by, our Former Principal Equityholders, (ii) effects of any changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results, including such changes that result in losses of deferred tax assets, and (iii) any other specific, unusual, or nonrecurring events. For fiscal 2017, RONA was also adjusted for the 2017 Adjustments.

We selected each performance goal in order to target performance across multiple levels of our business. EPS and EBT targets encourage our executives to drive earnings and shareholder return, while a RONA target encourages focus on our returns and efficient use of our assets and resources while also driving earnings.

Based on actual achievement, the cash incentive bonuses approved for our named executive officers for 2017 were as follows: Ms. Palmer—$1,760,100, Mr. Cone—$893,251, and Mr. Sherman—$735,542 (each of which are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, below).

Long-Term Incentives—Equity Based

Philosophy. As mentioned above, we believe that equity awards are an important component of our executive compensation program. Equity compensation aligns our executives’ and stockholders’ interests by linking rewards with achievement of return to our stockholders based on our long-term growth plan. Our equity compensation program is designed to foster a long-term commitment to us by our named executive officers, provide a balance to the short-term cash components of our compensation program and reinforce our pay-for-performance structure.

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COMPENSATION DISCUSSION AND ANALYSIS

Overview. Equity-based compensation awards to our named executive officers in 2017 consisted of the following:

•

Options to purchase our Class A common stock, upon satisfaction of service-based vesting conditions, granted under the 2013 Omnibus Plan. Options are intended to reward absolute stock appreciation and have no value unless the Company’s stock price increases above the stock price on the grant date;

•

Service-vesting RSUs, representing the right to receive, upon satisfaction of service-based vesting conditions, shares of our Class A common stock, granted under the 2013 Omnibus Plan. The ultimate value of RSUs is tied to the future value of the Company’s stock price at future service-vesting dates, providing alignment with stockholder expectations for value creation over time. We also believe that service-vesting RSUs provide a strong retention device for our key leaders; and

•

Performance-vesting RSUs, representing the right to receive, upon satisfaction of performance conditions, shares of our Class A common stock, granted under the 2013 Omnibus Plan. These conditional RSUs may only be earned if the Company successfully executes on multi-year performance objectives.

In addition to the foregoing, members of management, including our named executive officers, hold equity-based awards that were granted prior to our IPO and that entitle the holder to distributions and, in specified circumstances, to exchange such equity for shares of our Class A common stock. See “—New TMM Units and Holding Vehicle Performance Units.”

A more detailed discussion of the terms of these interests follows.

Equity Awards

All equity awards issued to our named executive officers since our IPO have been made pursuant to the terms of the 2013 Omnibus Plan. Awards granted under the 2013 Omnibus Plan are subject to the terms and conditions established by the compensation committee in the applicable award agreement and need not be the same for each participant. To date, all stock options granted under the 2013 Omnibus Plan have a term of ten years. Generally, equity awards are granted to our eligible employees, including our named executive officers, in connection with our annual award process. Equity awards are made in accordance with our Policy and Procedures for the Granting of Equity-Based Compensation Awards, which provides, among other things, that annual equity awards to our executive officers and senior corporate management team be made in the first quarter of the year, shortly following the public release of our annual earnings.

2017 Equity Awards

The compensation committee determined that, like 2016, the annual equity grant for 2017 should include a mix of options and RSUs, a portion of which are subject to service-based vesting conditions and a portion of which are subject to performance-based vesting conditions.

In February 2017, the compensation committee approved annual equity awards for our employees, including our named executive officers. Based on recommendations from Exequity LLP, the compensation committee’s independent compensation consultant, reviewing compensation best practices of public companies generally, reviewing compensation practices of our peer group, and consideration of other factors deemed appropriate, the compensation committee decided to grant long-term incentive equity awards for 2017 as follows: 50% of the annual grant was awarded in the form of performance-based vesting RSUs (“Performance RSUs”), half of which vest based on the Company’s relative total shareholder return (“TSR”), and half of which vest based on the Company’s RONA, each as described below; 25% of the annual grant was awarded in the form of service-based vesting RSUs (“Service-based RSUs”); and 25% of the annual grant was awarded in the form of service-based vesting nonqualified stock options. In making its determination, our compensation committee acknowledged that, while the mix of equity awards remains highly performance based, at the same time the mix also provides retention strength.

The Performance RSUs are eligible to vest based on performance over a three-year period, and will be payable (or settled) in shares of our Class A common stock as soon as practicable following the date that the compensation committee determines and certifies the applicable level of performance achieved, subject to continued employment through such certification date. Dividend equivalents accrue on Performance RSUs if extraordinary dividends are declared and paid on our Class A common stock during the performance period, if so determined by the compensation committee, which dividend equivalents vest and are payable only on the number of Performance RSUs actually vested.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance RSUs based on a TSR performance goal are eligible to vest based upon our achievement of a TSR that compares favorably against our peer group over a three-year performance period beginning on January 1, 2017 and ending on December 31, 2019, subject to the named executive officer’s continued employment through the date that the compensation committee determines and certifies the applicable level of performance achieved. The levels of relative TSR performance that will result in an award of the “threshold,” “target,” or “maximum” number of shares under these Performance RSUs are as shown in the following table, with linear interpolation used in the event that the actual results do not fall directly on one of the performance levels. If relative TSR performance is below the threshold, no shares will vest. The maximum performance level is limited to 100% of target if the relative TSR for the performance period is negative.

Performance Level	Three-Year Relative TSR Performance Goals	Attainment Percentage(1)
Threshold	35th Percentile	50%
Target	55th Percentile	100%
Maximum	75th Percentile	150%

(1)	Number of shares earned is calculated by multiplying the attainment percentage by the target number of shares subject to award.

The compensation committee selected relative TSR as a performance measure to align the compensation of the executive officers with the interests of our stockholders, to encourage our executives to achieve Company out performance relative to the Company’s peers and to balance the emphasis on Company-focused measures and the absolute stock price performance that correlates to stock option value and value of service-vesting RSUs. The Performance RSUs that vest based on our relative TSR will be payable in shares of our Class A common stock to further align the compensation of the named executive officers with the interests of our stockholders.

Performance RSUs based on a RONA performance goal are eligible to vest based upon our achievement of RONA over a three-year performance period beginning on January 1, 2017 and ending on December 31, 2019, subject to the named executive officer’s continued employment through the date that the compensation committee determines and certifies the applicable level of performance achieved. RONA for this purpose is calculated in the same manner as described above under “Annual Cash Incentive Bonuses–Achievement of Corporate Performance Goals,” based on our net asset balances (i.e., total assets less cash and less total liabilities) at the beginning and end of fiscal 2019 and our fiscal 2019 net income from continuing operations. The levels of RONA performance that will result in an award of the “threshold,” “target,” or “maximum” number of shares under these Performance RSUs are as shown in the following table, with linear interpolation used in the event that the actual results do not fall directly on one of the performance levels. If RONA is below the threshold, no shares will vest.

Performance Level	Three-Year RONA Performance Goal	Attainment Percentage(1)
Threshold	14%	50%
Target	16%	100%
Maximum	18%	150%

(1)	Number of shares earned is calculated by multiplying the attainment percentage by the target number of shares subject to award.

The compensation committee selected RONA as a performance measure to encourage focus on our returns and efficient use of our assets and resources while also driving earnings. The Performance RSUs that vest based on our RONA will be payable in shares of our Class A common stock to further align the compensation of the named executive officers with the interests of our stockholders.

The compensation committee selected these two performance measures, relative TSR and RONA, for our 2017 long-term incentive program as it believes they best align with our current stockholder interests of strong returns and increased profitability per share. Additionally, the two metrics are assessed from both relative and absolute measurement approaches, thereby providing an internal and external performance perspective. Finally, the measures assess performance on a cumulative basis over three years, linking compensation opportunity to performance over an extended period.

The Service-based RSUs granted as part of the 2017 long-term incentive compensation program vest over a four-year period, with 33 1/3% of the grant vesting on each of the second, third, and fourth anniversaries of the grant date,

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COMPENSATION DISCUSSION AND ANALYSIS

subject to continued employment through the applicable vesting date, and will be payable in shares of our Class A common stock. Dividend equivalents accrue on Service-based RSUs if extraordinary dividends are declared and paid on our Class A common stock during the vesting period, if so determined by the compensation committee, which dividend equivalents vest and are payable only on the number of Service-based RSUs actually vested.

The nonqualified stock options granted as part of the 2017 long-term incentive compensation program vest over a four-year period, with 25% of the grant vesting on each of the first, second, third, and fourth anniversaries of the grant date, subject to continued employment through the applicable vesting date. Stock options are granted at an exercise price equal to the fair market value (the closing price on the NYSE) of our Class A common stock on the grant date.

The table below shows the long-term incentive award opportunities established by the compensation committee relating to the 2017 long-term incentive compensation program. The 2017 target award opportunities under our long-term incentive program did not change compared to 2016 for the named executive officers, other than for Mr. Sherman, whose target award opportunity was increased following a review of peer data by our compensation committee from 125% of base salary to 150% of base salary to remain competitive with industry standards. As with the increase in Mr. Sherman’s base salary and target annual cash incentive bonus opportunity, this increase also recognizes Mr. Sherman’s long-tenured industry experience and continuing strong performance in driving results.

Award Opportunity Under 2017 Long-Term Incentive Program

Name	Base Salary(1)	Target as % of Base Salary	Target Long-Term Incentive Opportunity
Sheryl D. Palmer	$1,000,000	350%	$3,500,000
C. David Cone	$525,000	200%	$1,050,000
Darrell C. Sherman	$425,000	150%	$637,500

(1)	Mr. Sherman’s target long-term incentive opportunity for 2017 was based on his base salary in effect prior to his base salary increase that took effect on April 2, 2017.

For further information on the 2017 long-term incentive awards granted to our named executive officers, see the Grants of Plan-Based Awards table.

Achievement of 2015 Performance RSU Goals

In fiscal 2015, as part of our first annual grant to our named executive officers following our IPO, we granted our named executive officers Performance RSUs, half of which vested based on an EPS goal, and the remaining half of which vested based on a relative TSR goal, each over a three-year performance period commencing on February 9, 2015 and ending on February 9, 2018. The applicable performance levels and payout factors (which, in the case of the EPS-based Performance RSUs, is interpolated on a linear basis for performance between performance levels) with respect to the 2015 Performance RSUs are summarized in the tables below:

Performance Level	2015 Performance RSU EPS Goal	Payout Factor
Threshold	$6.00	50%
Target	$6.50	75%
Maximum	$7.00	100%

Performance Level	2015 Performance RSU Relative TSR Goal(1)	Payout Factor
Threshold	33rd to 49th Percentile	50%
Target	50th to 62nd Percentile	100%
	63rd to 75th Percentile	125%
Maximum	Greater than 75th Percentile	150%

(1)	The maximum payout factor for the TSR-based Performance RSUs was limited to 100% if TSR for the performance period was negative.

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COMPENSATION DISCUSSION AND ANALYSIS

To determine the number of 2015 EPS-based Performance RSUs earned, the target number of RSUs is multiplied by the product of (i) 4/3 and (ii) the payout factor. To determine the number of 2015 TSR-based Performance RSUs earned, the target number of RSUs is multiplied by the payout factor.

In March 2018, our compensation committee certified our EPS and relative TSR for the February 9, 2015 to February 9, 2018, performance period, as follows: (i) our EPS was $5.52, resulting in a payout factor of 0%, and (ii) our relative TSR was in the 46th percentile, resulting in a payout factor of 50%. Based on these results, our named executive officers earned the number of Performance RSUs set forth in the following table:

Name	Target 2015 EPS-Based Performance RSUs	EPS Payout Factor	Earned EPS-Based Performance RSUs (Target * 4/3 * Payout Factor)	Target 2015 TSR-Based Performance RSUs	TSR Payout Factor	Earned TSR-Based Performance RSUs (Target * Payout Factor)
Sheryl D. Palmer	31,534	0%	0	42,045	50%	21,023
C. David Cone	6,908	0%	0	9,210	50%	4,605
Darrell C. Sherman	4,975	0%	0	6,633	50%	3,317

The 2015 Performance RSUs earned by our named executive officers were settled on March 9, 2018.

New TMM Units and Holding Vehicle Performance Units

Certain of our directors and executive officers hold New TMM Units (and a corresponding number of shares of our Class B common stock) and profits interests in the TPG Holding Vehicle and the Oaktree Holding Vehicle (such profits interests, collectively, the “Holding Vehicle Performance Units”) issued to them in connection with our IPO in 2013.

The New TMM Units were converted from profits interests in TMM granted before the IPO and were subject to service-based vesting conditions based on the original vesting schedule. The profits interests in the TPG Holding Vehicle were converted from profits interests in TMM granted before the IPO and vest based on the return received by such vehicle in respect of the New TMM Units it holds and with the original vesting terms continuing to apply. The profits interests in the Oaktree Holding Vehicle were converted from profits interests in TMM granted before the IPO and vest based on the return received by such vehicle in respect of the New TMM Units it holds and with the original vesting terms continuing to apply.

Both the vested and unvested New TMM Units and Holding Vehicle Performance Units are entitled to receive distributions, if any, from New TMM and/or the TPG and Oaktree Holding Vehicles, as applicable, but distributions (other than tax distributions) in respect of unvested New TMM Units are only delivered to the holder when, as, and if such units ultimately vest. The vesting and other terms applicable to the New TMM Units and Holding Vehicle Performance Units are contained in individual rollover award agreements and subject to the terms of the applicable plan documents.

Individuals who received New TMM Units in connection with our IPO also received a number of shares of our Class B common stock equal to the number of New TMM Units they received. Each share of Class B common stock paired with a New TMM Unit will be vested or unvested to the same extent as the New TMM Unit with which it is paired. There are no voting rights associated with the New TMM Units, whether vested or unvested, but each share of Class B common stock carries one vote, including both vested and unvested shares of Class B common stock. Once vested, holders may exchange their vested New TMM Units and the corresponding number of shares of our Class B common stock for shares of our Class A common stock on a one-for-one basis.

As of December 31, 2017, all of the New TMM Units held by our named executive officers were fully vested. In addition, fifty percent (50%) of our named executive officers’ Holding Vehicle Performance Units vested in November 2017 in connection with our Former Principal Equityholders achieving a cash return on their investments of at least 2.0x. The remaining 50% of our named executive officers’ Holding Vehicle Performance Units vested in January 2018, in connection with our Former Principal Equityholders achieving a cash return on their investments of at least 2.5x. See the “Option Exercises and Stock Vested” table below for further information regarding the New TMM Units and Holding Vehicle Performance Units that vested in fiscal 2017.

30 | Taylor Morrison Home Corporation Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Other Program Attributes

Equity Ownership; Anti-Hedging Policy

The compensation committee believes it is important for key members of our senior management team and directors to build and maintain a long-term ownership position in our Company, to further align their financial interests with those of our stockholders and to encourage the creation of long-term value. Our compensation structure for these individuals provides for a significant percentage of compensation to be equity-based, which places a substantial portion of compensation at risk over a long-term period. During 2017, we did not have specific requirements or mandated levels of equity ownership for our executive officers because, in our view, our equity-based compensation programs and previously offered investment opportunities had resulted in management having a desirable level of direct ownership in our business. However, in March 2018 our board of directors adopted stock ownership and retention guidelines applicable to our executive officers. See “Stock Ownership & Retention Requirements—Executive Officers.”

We also have an anti-hedging policy in place that is applicable to all employees (including our executive officers and directors), prohibiting purchases of our stock on margin, calls or similar options on our stock, or selling our stock short. See “Director Compensation—Stock Retention Policy” for additional information relating to our equity ownership policy for non-employee directors.

Clawback Policies

Our equity-based awards provide that all vested equity-based awards will be forfeited by our executives automatically upon a breach by them of any of the post-employment restrictive covenants (e.g. non-competes) to which they are subject. The executive would also be responsible for damages suffered by us in connection with any such breach. We view this recovery of awards feature as a necessary element of our equity-based program as it deters competitive activities that would likely cause significant harm to our business.

In addition, if an equity plan participant receives an amount in excess of what should have been received under the terms of the award due to material noncompliance by the Company with any financial reporting requirement under the U.S. securities laws, any mistake in calculations or other administrative error, then the award will be cancelled with respect to any excess value, and the individual must promptly repay to us any such amount already received.

Under our bonus clawback policy, we may recover all or part of any incentive annual cash bonus compensation awarded or paid to these employees in the event that we determine that our financial results must be restated to correct an accounting error due to material financial restatement, where our board of directors determines that fraud or misconduct led to the need for such restatement and where cash bonuses paid for the years subject to restatement would have been materially lower.

In addition, we reserve the right to adopt any additional clawback policies as may be necessary to protect our compensation policies and objectives and as may be required by law.

Employee Benefits and Perquisites

We provide a number of benefit plans to all eligible employees, including our named executive officers. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short-and long-term disability coverage, a 401(k) defined contribution plan and home purchase rebate program providing employees with a 5.5% rebate on purchases of homes built by us.

Employees who have been with us since on or before December 31, 2010, including certain of our named executive officers, were eligible to accrue pension benefits under a cash balance pension plan, which was frozen to new accruals and participants as of December 31, 2010. Under this plan, prior to 2011, our predecessor contributed a specified percentage of each employee’s salary each quarter (generally based on the participant’s age) to the participant’s account balance, and employees vested in their accounts after five years of service. For further information on pension benefits for our named executive officers, see the “Pension Benefits” table.

Perquisites for our named executive officers are limited to monthly auto allowances and, solely for Ms. Palmer, certain commuting expenses for her travel from her residence in Las Vegas, Nevada to our offices in Scottsdale, Arizona. Auto allowances may be available to our other employees either in an executive role or those employees whose positions require regular driving for business as an essential job function. While perquisites help to provide competitive total

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COMPENSATION DISCUSSION AND ANALYSIS

compensation packages to the named executive officers in a cost-efficient manner by providing a benefit with a high perceived value at a relatively low cost, we do not generally view perquisites as a material component of our executive compensation program. In the future, we may provide additional or different perquisites or other personal benefits in limited circumstances, such as where we believe doing so is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment, motivation and/or retention purposes.

Employment Agreements, Severance Protection and Restrictive Covenant Agreements

Each of our named executive officers is party to an employment agreement with us, which specifies the terms of the individual’s employment including certain compensation levels and is intended to assure us of the executive’s continued employment and provide stability in our senior management team.

Each of the employment agreements between us and Messrs. Cone and Sherman provides that their employment under their respective agreements will continue in effect until terminated by us or by the named executive officer. The term of Ms. Palmer’s employment agreement (dated July 13, 2011, as amended from time to time), continued for three years through July 13, 2014, subject to automatic successive one-year extensions thereafter unless either party gives at least 90 days’ prior notice that the term will not be extended and, under the terms of the employment agreement, such term has been automatically extended, most recently as of July 13, 2017.

Ms. Palmer (subject also to the additional considerations described below) and Messrs. Cone and Sherman are each party to a restrictive covenant agreement, which includes an 18-month post-employment non-compete and non-solicit of customers and employees in connection with certain terminations of employment; however, for Messrs. Cone and Sherman, if termination is without cause by us or the executive resigns for good reason, the covenants apply only through the duration of the period in which the executive is receiving severance.

Pursuant to the employment agreements, we provide salary continuation and other benefits in the event of certain terminations of employment. All options and RSUs held by our named executive officers are subject to accelerated vesting upon certain terminations of employment that occur within the 24-month period following a change in control of the Company. These payments and benefits are designed to provide financial security in the event of certain corporate transactions and/or termination of employment, as well as consideration for the executive’s compliance with certain post-employment restrictive covenants. We believe these provisions help retain our executives who are critical to the success and operation of our business while also protecting important business objectives through restrictive covenants. See “Potential Payments upon Termination of Employment or Change in Control” for a discussion of severance and change in control payments payable to our named executive officers pursuant to their employment agreements.

In May 2012, we amended Ms. Palmer’s employment agreement to provide her with an opportunity to receive a special retirement bonus of $1,000,000 if she voluntarily terminates her employment with us after May 15, 2013 and does not resume employment in the homebuilding industry in any capacity for five years. If Ms. Palmer resumes employment in the homebuilding industry within five years of such voluntary termination, she will be required to repay the bonus to us. The purpose of providing this bonus was twofold: to retain Ms. Palmer’s services through at least May 15, 2013 and to incentivize her not to directly compete with us, which could cause significant harm to our business.

Accounting Matters

Each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. The financial statement impact of various compensation awards is an important factor that the compensation committee considers in determining the amount, form and design of each pay component for our named executive officers, but it is only one of many factors considered in setting such compensation.

32 | Taylor Morrison Home Corporation Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Certain Tax Matters

In general, Section 162(m) of the U.S. tax code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to the executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer, and the next three highly compensated executives of such corporation whose compensation is required to be disclosed in its proxy statement. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Prior to the repeal of Section 162(m)’s performance-based exemption, we generally sought to structure our compensation programs in a manner intended to comply with Section 162(m) (to the extent it applies to us), although our compensation committee reserved the right to make payments that were not deductible if, in its judgment, such payments were appropriate to achieve our compensation objectives.

Going forward, as in previous years, the potential deductibility of compensation is only one of many considerations that our compensation committee will take into account when establishing the compensation paid to our named executive officers, and we believe it is important that our compensation committee retain flexibility and authority to grant or adjust compensation as needed to address particular circumstances, or unexpected, unusual or non-recurring events, or to attract and retain key executive talent, even if this results in the payment of compensation that is not deductible by us (whether by application of Section 162(m), to the extent applicable, or otherwise). Therefore, our compensation committee may make payments of compensation that are not deductible if, in its judgment, such payments are advisable to achieve our compensation objectives.

Looking Ahead—2018 Compensation

In early 2018, our compensation committee took the following actions with respect to 2018 compensation matters:

•

Base Salary Increases. The compensation committee approved base salary increases for Messrs. Cone and Sherman, effective as of April 1, 2018, to $550,000 and $475,000, respectively. Ms. Palmer’s base salary for 2018 was unchanged from its level in 2017.

•

Annual Cash Incentive Bonuses. The compensation committee approved the performance measures, consisting of an economic profit metric and home building gross margin, and the 2018 target annual bonus opportunities under our annual cash incentive bonus program. The target annual bonus opportunities for both Messrs. Cone and Sherman increased to 150% of base salary, and Ms. Palmer’s target bonus opportunity increased to 200% of base salary.

•

Long-Term Incentive Awards. The compensation committee determined that, like 2017, the annual equity grant to our named executive officers for 2018 should include a mix of options, Service-based RSUs and Performance RSUs in the same proportions as granted in 2017. Nonqualified stock options awarded as part of the 2018 long-term incentive program will vest over a four-year period in the same proportions as those granted in 2017, Service-based RSUs will vest in equal annual installments on each of the first three anniversaries of the grant date, and Performance RSUs will vest over a cumulative three-year performance period subject to meeting RONA and relative TSR goals. The aggregate target long-term incentive award for each of Ms. Palmer, Mr. Cone and Mr. Sherman was increased to 400% of base salary, 225% of base salary, and 160% of base salary, respectively.

Our compensation committee’s decision to increase Messrs. Cone’s and Sherman’s base salaries and each of our named executive officers’ target annual cash incentive bonus opportunity and target long-term incentive equity award opportunity reflects its consideration of our named executive officers’ overall performance, company-wide performance under their leadership, each named executive officer’s actual compensation and compensation relative to other members of our peer group and its desire to reward and retain key members of our leadership team by maintaining a level of compensation that is competitive.

Stock Ownership & Retention Requirements—Executive Officers

In March 2018, our board of directors adopted stock ownership and retention guidelines that require our executive officers to own shares of our Class A common stock having an aggregate value no less than (i) as to the chief executive officer, six times her annual base salary and (ii) as to our other executive officers, two times their respective

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COMPENSATION DISCUSSION AND ANALYSIS

annual base salary. Generally, our executive officers must achieve the required ownership level within four years from the date that he or she first became a executive officer; however, with respect to our executive officers who were serving as of March 2018, such executive officers will have until March 2022 to achieve the required minimum ownership level. Until the minimum ownership level is attained, executive officers must retain at least 50% of his or her equity in the Company (e.g., all forms of equity of TMHC or convertible or exercisable into equity of TMHC, whether vested or unvested, owned or beneficially owned, including stock option and restricted stock units granted under the under the 2013 Omnibus Equity Plan).

Compensation Committee Report

The compensation committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with our management. Based on its reviews and discussion with management, the compensation committee recommended to the board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement for the Taylor Morrison Home Corporation 2018 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017.

COMPENSATION COMMITTEE

Anne L. Mariucci (Chairman)
Peter Lane
David C. Merritt

34 | Taylor Morrison Home Corporation Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table

The following table summarizes the compensation earned by, or awarded or paid to, each of our named executive officers for the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Sheryl D. Palmer	2017	1,000,000	2,475,610	874,998	1,760,100	8,558	36,465	6,155,731
President, Chief Executive	2016	1,000,000	2,580,088	875,000	1,462,950	5,323	33,097	5,956,458
Officer and Chairman of the Board	2015	978,077	2,122,331	787,505	1,179,450	1,389	41,724	5,110,476
C. David Cone	2017	525,000	742,651	262,500	893,251	—	18,093	2,441,495
Executive Vice President and Chief	2016	520,673	737,168	250,000	732,929	—	17,751	2,258,521
Financial Officer	2015	491,615	464,907	172,505	491,438	—	35,619	1,656,084
Darrell C. Sherman	2017	432,500	450,935	159,377	735,542	2,172	17,833	1,798,359
Executive Vice President, Chief	2016	422,827	377,799	128,125	513,205	1,230	17,744	1,460,930
Legal Officer and Secretary	2015	408,356	334,802	124,222	402,979	178	17,791	1,288,328
(1)

The amounts shown in this column are the aggregate grant date fair values, assuming no risk of forfeiture, calculated in accordance with FASB ASC Topic 718 for Performance RSUs and Service-based RSUs granted during the applicable year. In connection with the stock awards granted in 2017:

•

The grant date fair value of the Performance RSUs to be earned based on three-year relative TSR performance was calculated using a Monte Carlo simulation fair value on the date of grant. The following amounts represent the grant date fair value of the relative TSR-based RSUs assuming maximum level of performance achievement determined at the time of grant (150% of the target award): Ms. Palmer—$1,088,391, Mr. Cone—$326,503, and Mr. Sherman—$198,252.

•

The grant date fair value of the Performance RSUs to be earned based on our RONA performance was calculated using the closing price of our Class A common stock on the date of grant multiplied by the target number of shares underlying the RONA-based PSU. The following amounts represent the grant date fair value of the RONA-based RSUs assuming maximum level of performance achievement determined at the time of grant (150% of the target award): Ms. Palmer—$1,312,512, Mr. Cone—$393,737, and Mr. Sherman—$239,076.

•

The grant date fair value of the Service-based RSU awards was calculated using the closing price of our Class A common stock on the date of grant multiplied by the number of shares underlying the Service-based RSU award.

(2)

The stock-based compensation amounts shown in this column reflect the aggregate grant date fair value, assuming no risk of forfeiture, of stock option awards calculated in accordance with FASB ASC Topic 718. We use the Black-Scholes option pricing model to estimate the fair value of stock options granted, which requires the input of both subjective and objective assumptions. The assumptions used in the valuation of stock-based awards are discussed in Note 15 to our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(3)

The amounts reported in this column were earned under our annual cash incentive bonus program for the applicable year, which is described above (see “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—Annual Cash Incentive Bonuses”).

(4)

These amounts do not represent realized compensation; rather, they represent an actuarial adjustment to the present value of accumulated benefits under our Taylor Morrison Cash Balance Pension Plan from the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the applicable fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the applicable fiscal year. See below under the heading “Pension Benefits” for additional details.

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COMPENSATION DISCUSSION AND ANALYSIS

(5)	For each of our named executive officers, “All Other Compensation” consists of the payments for 2017 that are shown in the table below:

Name	401(k) Company Match ($)	Company Paid Life Insurance Premiums ($)	Auto Allowance ($)	Commuting Expenses ($)(a)	Other ($)(b)	Total ($)
Sheryl D. Palmer	9,450	1,176	14,400	11,439	—	36,465
C. David Cone	9,450	1,176	7,200	—	267	18,093
Darrell C. Sherman	9,457	1,176	7,200	—	—	17,833

(a)	We pay the commuting expense of Ms. Palmer’s flights from her residence in Las Vegas, Nevada to our corporate headquarters in Scottsdale, Arizona.

(b)	This amount represents the value of the service award Mr. Cone received in connection with his five year anniversary with Taylor Morrison pursuant to the Taylor Morrison Service Award Program.

36 | Taylor Morrison Home Corporation Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The following table summarizes awards under our annual cash incentive bonus program and awards granted under the 2013 Omnibus Plan as part of our 2017 long-term incentive plan to each of our named executive officers in the year ended December 31, 2017.

Name and Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sheryl D. Palmer
2017 Bonus Program		150,000	1,500,000	2,400,000
Options(4)	02/02/17								160,256	18.74	874,998
Service-based RSUs(4)	02/02/17							46,692			875,008
Performance RSUs(4)(5)	02/02/17				23,346	46,692	70,038				725,594
Performance RSUs(4)(6)	02/02/17				23,346	46,692	70,038				875,008
C. David Cone
2017 Bonus Program		76,125	761,250	1,218,000
Options(4)	02/02/17								48,077	18.74	262,500
Service-based RSUs(4)	02/02/17							14,007			262,491
Performance RSUs(4)(5)	02/02/17				7,004	14,007	21,011				217,669
Performance RSUs(4)(6)	02/02/17				7,004	14,007	21,011				262,491
Darrell C. Sherman
2017 Bonus Program		62,685	626,846	1,002,954
Options(4)	02/02/17								29,190	18.74	159,377
Service-based RSUs(4)	02/02/17							8,505			159,384
Performance RSUs(4)(5)	02/02/17				4,253	8,505	12,758				132,168
Performance RSUs(4)(6)	02/02/17				4,253	8,505	12,758				159,384

(1)

Under our annual cash incentive bonus program, each named executive officer is eligible to receive an annual cash incentive bonus for the fiscal year, the amount of which will vary depending on the degree of attainment of certain performance goals, as described in “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—Annual Cash Incentive Bonuses.” This column shows the potential amount of the bonus if performance goals were attained at certain threshold, target or stretch (maximum) levels. Note that the “threshold” amount assumes that the only performance goal achieved (at the threshold level) was the goal that accounts for the least weight in our calculation of the Actual Attainment Percentage when achieved at the threshold level.

(2)

Amounts reflect the Performance RSUs granted under our 2017 long-term incentive program. Performance RSUs will be eligible to vest at the end of the three-year performance period based upon the Company’s performance against relative TSR goals and RONA goals, subject to the named executive officer’s continued employment through the date after the performance period that the compensation committee determines and certifies the applicable level of performance achieved. The threshold amounts shown reflect the number of shares which will be delivered assuming that threshold attainment is met for the performance goals. The maximum amounts shown reflect the number of shares which will be delivered assuming maximum attainment against performance goals. Please refer to the “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—Long-Term Incentives—Equity Based—2017 Equity Awards” for additional information.

(3)

Amounts in this column show the grant date fair value of the stock options, Service RSU awards and Performance RSU awards granted to our named executive officers. Please refer to footnotes (1) and (2) under the Summary Compensation Table for additional information.

(4)	Amounts represent grants of stock options, Service-based RSUs and Performance RSUs with respect to our annual long-term incentive plan.

(5)	Performance RSUs which vest subject to our relative TSR.

(6)	Performance RSUs which vest subject to our RONA.

See “Compensation Discussion and Analysis—Other Program Attributes—Employment Agreements, Severance Protection and Restrictive Covenant Agreements” for additional details regarding the employment agreements with our named executive officers, see “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—Annual Cash Incentive Bonuses” for additional details regarding the annual cash bonus program for our named executive officers, and see “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—Long-Term Incentives—Equity-Based” for a discussion of the material terms of the equity awards reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table.

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COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity and Equity-Based Awards at Fiscal Year-End

The following table provides information concerning the unexercised stock options outstanding and unvested equity and stock awards for each of our named executive officers as of the end of 2017.

		Option Awards					Equity or Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Holding Vehicle Performance Units That Have Not Vested (#)(1)		Market Value of Shares or Units or Holding Vehicle Performance Units That Have Not Vested ($)(2)		Equity Incentive Plan Awards: Number of Unearned RSUs (#)(1)		Equity Incentive Plan Awards: Market Value of Unearned RSUs ($)(2)
Sheryl D. Palmer
Options	04/12/2013	150,000	50,000	(4)	22.00	04/12/23	—		—		—		—
Holding Vehicle Performance Units(3)		—	—		—	—	1,242,857	(5)	2,581,116	(6)	—		—
Options	02/09/2015	51,099	51,100	(7)	18.73	02/09/25	—		—		—		—
Service-based RSUs	02/09/2015	—	—		—	—	28,030	(8)	685,894		—		—
Performance RSUs	02/09/2015	—	—		—	—	—		—		73,579	(9)	1,800,478
Options	02/08/2016	59,768	179,303	(10)	11.30	02/08/26	—		—		—		—
Service-based RSUs	02/08/2016	—	—		—	—	77,434	(8)	1,894,810		—		—
Performance RSUs	02/08/2016	—	—		—	—	—		—		154,868	(9)	3,789,620
Options	02/02/2017	—	160,256	(11)	18.74	02/02/27	—		—		—		—
Service-based RSUs	02/02/2017	—	—		—	—	46,692	(8)	1,142,553		—		—
Performance RSUs	02/02/2017	—	—		—	—	—		—		93,384	(9)	2,285,106
C. David Cone
Options	04/12/2013	131,250	43,750	(4)	22.00	04/12/23	—		—		—		—
Holding Vehicle Performance Units(3)		—	—		—	—	271,428	(5)	460,741	(6)	—		—
Options	02/09/2015	11,193	11,194	(7)	18.73	02/09/25	—		—		—		—
Service-based RSUs	02/09/2015	—	—		—	—	6,140	(8)	150,246		—		—
Performance RSUs	02/09/2015	—	—		—	—	—		—		16,118	(9)	394,407
Options	02/08/2016	17,076	51,230	(10)	11.30	02/08/26	—		—		—		—
Service-based RSUs	02/08/2016	—	—		—	—	22,124	(8)	541,374		—		—
Performance RSUs	02/08/2016	—	—		—	—	—		—		44,248	(9)	1,082,749
Options	02/02/2017	—	48,077	(11)	18.74	02/02/27	—		—		—		—
Service-based RSUs	02/02/2017	—	—		—	—	14,007	(8)	342,751		—		—
Performance RSUs	02/02/2017	—	—		—	—	—		—		28,014	(9)	685,503
Darrell C. Sherman
Options	04/12/2013	50,625	16,875	(4)	22.00	04/12/23	—		—		—		—
Holding Vehicle Performance Units(3)		—	—		—	—	325,000	(5)	674,166	(6)	—		—
Options	02/09/2015	8,060	8,061	(7)	18.73	02/09/25	—		—		—		—
Service-based RSUs	02/09/2015	—	—		—	—	4,421	(8)	108,182		—		—
Performance RSUs	02/09/2015	—	—		—	—	—		—		11,608	(9)	284,048
Options	02/08/2016	8,751	26,256	(10)	11.30	02/08/26	—		—		—		—
Service-based RSUs	02/08/2016	—	—		—	—	11,338	(8)	277,441		—		—
Performance RSUs	02/08/2016	—	—		—	—	—		—		22,676	(9)	554,882
Options	02/02/2017	—	29,190	(11)	18.74	02/02/27	—		—		—		—
Service-based RSUs	02/02/2017	—	—		—	—	8,505	(8)	208,117		—		—
Performance RSUs	02/02/2017	—	—		—	—	—		—		17,010	(9)	416,235

(1)	For additional information on vesting upon specified termination events or a change in control, see “—Potential Payments Upon Termination of Employment or Change in Control.”

(2)	Calculated using the NYSE closing price of $24.47 per share of our Class A common stock on December 29, 2017, the last trading day of 2017.

(3)

Holding Vehicle Performance Units were issued at the time of our IPO as part of the conversion of profits interests in TMM granted before the IPO. See “Compensation Discussion and Analysis—Key Elements of Executive Compensation Program—New TMM Units and Holding Vehicle Performance Units.”

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COMPENSATION DISCUSSION AND ANALYSIS

(4)	The remaining unvested portion of these stock options vest and become exercisable on April 12, 2018, subject to continued employment on the applicable vesting date.

(5)

Represents the aggregate number of unvested Holding Vehicle Performance Units held as of December 31, 2017. Holding Vehicle Performance Units will vest based on the cash return received by the Former Principal Equityholders as of the date of determination, subject to and conditioned on the holder’s continuous employment through the applicable vesting date.

(6)

The value of the unvested Holding Vehicle Performance Units is calculated assuming a valuation of the Company implied by the NYSE closing price of $24.47 per share of our Class A common stock on December 29, 2017, the last trading day of 2017, and assumes that the Former Principal Equityholders sold their remaining equity interests in the Company at such price without any transaction costs or offering discount.

(7)

The remaining unvested portion of these stock options vest and become exercisable ratably in two equal installments on each of February 9, 2018 and 2019, subject to continued employment through the applicable vesting date.

(8)

Service-based RSUs vest ratably in three substantially equal installments of 33 1/3% on each of the second, third and fourth anniversaries of the grant date, subject to continued employment through the applicable vesting date.

(9)

Performance RSUs vest based on the achievement of performance goals over a three-year performance period, subject to continued employment through the date that the compensation committee determines and certifies the level of performance achieved under the applicable performance measures. Amounts reflect the target number of shares that could vest as of the end of the performance period. See “Compensation Discussion and Analysis — Key Elements of Executive Compensation Program — Long-Term Incentives—Equity Based” for additional information regarding the performance periods applicable to the respective performance measures.

(10)

The remaining unvested portion of these stock options vest and become exercisable ratably in three equal installments of 33 1/3% on each of the second, third, and fourth anniversaries of February 8, 2016, subject to continued employment through the applicable vesting date.

(11)

These stock options vest and become exercisable ratably in four equal installments of 25% on each of the first, second, third, and fourth anniversaries of February  2, 2017, subject to continued employment through the applicable vesting date.

Option Exercises and Stock Vested Table

The following table provides information concerning the vesting of equity awards during 2017 on an aggregated basis for each of our named executive officers. While our named executive officers vested in New TMM Units during 2017, the value realized on vesting is an approximate value determined as of the date of vesting, however, no amounts were actually realized by our named executive officers on the vesting date. None of the stock options granted to our named executive officers were exercised in 2017.

	Service-Based RSUs(2)		New TMM Units			Holding Vehicle Performance Units
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of New TMM Units Vested (#)		Value Realized on Vesting ($)(1)	Number of Holding Vehicle Performance Units Vested (#)	Value Realized on Vesting ($)(6)
Sheryl D. Palmer	14,015	261,380	11,374	(3)	269,450	1,242,857	2,499,497
C. David Cone	3,070	57,256	19,241	(4)	439,585	271,429	442,570
Darrell C. Sherman	2,211	41,235	3,981	(5)	94,310	325,000	652,805

(1)

Amounts reported are based on the closing price of our Class A common stock on the NYSE on the vesting date, unless a vesting date falls on a date on which the NYSE markets were not open for trading, in which case, amounts reported are based on the closing price of a share of our Class A common stock for the immediately preceding trading day.

(2)

The first installment (33%) of the Service-based RSUs granted on February 9, 2015, vested on February 9, 2017, and the respective value realized on vesting was based on the closing price of our Class A common stock on that date ($18.65). The remaining unvested service-based RSUs granted on February 9, 2015, will vest in two equal installments on each of February 9, 2018, and February 9, 2019, subject to continued employment.

(3)

Ms. Palmer’s New TMM Units vested on June 29, 2017. The respective value realized on vesting of these New TMM Units was based on the closing price of our Class A common stock on the NYSE on that date ($23.69).

(4)

15,600 of Mr. Cone’s New TMM Units vested on October 15, 2017, and 3,641 of his New TMM Units vested as of December 7, 2017. The respective value realized on vesting of these New TMM Units was based on the closing price of our Class A common stock on the NYSE on October 13, 2017 ($22.64) and December 7, 2017 ($23.73).

(5)

Mr. Sherman’s New TMM Units vested on June 29, 2017. The respective value realized on vesting of these New TMM Units was based on the closing price of our Class A common stock on the NYSE on that date ($23.69).

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COMPENSATION DISCUSSION AND ANALYSIS

(6)

Fifty percent (50%) of our named executive officers’ Holding Vehicle Performance Units vested on November 13, 2017 in connection with TPG’s and Oaktree’s achievement of a return on their respective equity investments of at least 2.0x. The value of the vested Holding Vehicle Performance Units is equal to the distributions in respect of such Holding Vehicle Performance Units that each named executive officer became entitled to receive on the vesting date (assuming a hypothetical liquidation of the TPG Holding Vehicle and the Oaktree Holding Vehicle in which the Former Principal Equityholders sold their remaining equity interests in the Company without any transaction costs or offering discount on such date at a price of $22.96 per share, the closing stock price on the NYSE of a share of our Class A common stock on that date). Actual distributions from the TPG Holding Vehicle and the Oaktree Holding Vehicle in respect of such vested Holding Vehicle Performance Units in fiscal 2017 were, in the aggregate, $1,278,179 for Ms. Palmer, $169,880 for Mr. Cone, and $333,124 for Mr. Sherman, respectively.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Sheryl D. Palmer	Taylor Morrison Cash Balance Pension Plan	12.0	103,084	(2)	—
Darrell C. Sherman	Taylor Morrison Cash Balance Pension Plan	9.0	22,274	(2)	—

(1)

As of December 31, 2017, each participating named executive officer is fully vested in his or her respective retirement plan benefit. Pursuant to the terms of the Taylor Morrison Cash Balance Pension Plan, a year of service is credited once a participant has worked 1,000 hours in that year. Mr. Cone does not participate in the Taylor Morrison Cash Balance Pension Plan as he began employment with us on October 15, 2012, and the plan was frozen as of December 31, 2010.

(2)

These amounts represent the actuarial present value of the total retirement benefit that would be payable to each respective named executive officer under the Taylor Morrison Cash Balance Pension Plan as of December 31, 2017. The following key actuarial assumptions and methodologies were used to calculate the present value of accumulated benefits under the Taylor Morrison Cash Balance Pension Plan: a discount rate of 3.42% and Adjusted RP-2014 Mortality Tables with MP-2017 projection scale.

Pension benefits are provided to our named executive officers under the following plan, The Taylor Morrison Cash Balance Pension Plan (the “Pension Plan”). Effective December 31, 2010, the Pension Plan was frozen as to new participants and future accruals. Ms. Palmer and Mr. Sherman were each eligible for early retirement under the Pension Plan for 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table is an overview of the current terms and provisions of the frozen Pension Plan.

Pension Plan
Purpose	To provide a retirement benefit for eligible employees in recognition of their contributions to the overall success of our business.
Eligibility

U.S. salaried and hourly employees, including the named executive officers. The Pension Plan was frozen effective December 31, 2010. Employees hired January 1, 2011, or later are not eligible to participate in the Pension Plan.

Retirement Date & Early Retirement Date

Normal Retirement: The first day of the month coinciding with or next following the participant’s 65th birthday, or if later the participant’s fifth anniversary of joining the Pension Plan.

Early Retirement: The first day of the month coinciding with or next following the date that participant attains age 50, and has completed at least five years of service with us.

Pension Formula

Normal Retirement: Quarterly credits based on the employee’s age and eligible compensation (including regular compensation for services, commissions, bonuses, leave cash-outs, deferred compensation, but excluding separation payments), with the size of our contributions increasing based on the participant’s age. Our contributions range from 2% to 4% of eligible compensation, plus 1% of eligible compensation over the social security wage base. As of December 31, 2010, the Pension Plan was frozen with regard to pay credits.

Early Retirement: Same as normal retirement, however, if the participant elects to receive payments as of the early retirement date, the benefit will be equal to the actuarial equivalent of the normal retirement benefit.

Form of Benefit

Normal Retirement: Paid as a monthly pension commencing on the participant’s retirement date and continuing for the participant’s life, with survivor benefits following the participant’s death continuing to the participant’s spouse during the spouse’s life at a rate equal to 50% of the rate at which such benefits were payable to the participant (i.e., a joint and 50% survivor annuity). A participant who is unmarried at the time benefits become payable under the Pension Plan shall be entitled to a monthly pension continuing for the participant’s life. However, the form of distribution of such benefit shall be determined pursuant to the provisions of the pension plan (i.e., one lump-sum cash payment, monthly pension payable over the life of the participant, etc.).

Early Retirement: Same as normal retirement.

Potential Payments Upon Termination of Employment or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that we would provide to our named executive officers in connection with termination of employment and/or change in control. In determining amounts payable, we have assumed in all cases that the termination of employment and/or change in control occurred on December 31, 2017. The amounts that would actually be paid to our executive officers upon a termination of employment will depend on the circumstances and timing of termination or change in control.

Severance Benefits

Ms. Palmer. If Ms. Palmer resigns for “good reason” or if we terminate her employment without “cause” (including our election not to renew her employment agreement), Ms. Palmer will be entitled to receive the following payments

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COMPENSATION DISCUSSION AND ANALYSIS

and benefits, subject to her execution of a release of claims against us and her continued compliance with her post-employment restrictive covenants:

•	cash severance equal to two and a half times her base salary, payable in equal installments over a thirty-month period in accordance with our standard payroll practices;

•

a prorated annual bonus for the fiscal year in which her employment terminates, payable in a lump sum and based on actual performance for the year (determined by the board of directors following completion of the performance year and paid at the same time as other executives participating in the applicable plan); and

•

the employer’s portion of Ms. Palmer’s COBRA premiums for up to thirty months following her date of termination of employment or such shorter period if she becomes eligible to receive comparable coverage under another employer plan.

Solely in the event that a qualifying termination occurs within the twenty-four month period following a change in control, in addition to the severance payments and benefits described above, Ms. Palmer will be entitled to receive a cash payment equal to two and a half times her target bonus for the then current fiscal year payable in equal installments over a thirty-month period.

In 2012, we also amended Ms. Palmer’s employment agreement to provide her with an opportunity to receive a special retirement bonus in the amount of $1,000,000, if, after May 15, 2013, she voluntarily terminates her employment from the homebuilding industry and does not resume employment in the industry in any capacity for a period of five years following such departure. The special retirement bonus is payable in equal installments over the period that the first $1,000,000 in cash severance would have otherwise been payable if Ms. Palmer resigned for good reason or if we had terminated her employment without cause. In the event that Ms. Palmer resumes employment in the homebuilding industry within such five-year period, she will be required to repay the special retirement bonus to us. The purpose of providing Ms. Palmer this retirement bonus is twofold: retention of her services through at least May 15, 2013, and to deter her from directly competing with us for a period of five years following any such departure which could cause significant harm to our business.

Termination of Ms. Palmer for “cause” generally means (i) a material breach by Ms. Palmer of her employment agreement, any equity agreement or any of our policies (subject to up to a 15-day period to cure such breach or failure if reasonably susceptible to cure); (ii) Ms. Palmer’s gross negligence or willful misconduct, which is injurious to us; or (iii) Ms. Palmer’s commission of a felony or other crime involving dishonesty, fraud, breach of any fiduciary obligation to the board of directors or any equity holder, or unethical business conduct.

Resignation by Ms. Palmer for “good reason” generally means (i) any material diminution in the nature or status of Ms. Palmer’s duties and responsibilities, (ii) any material diminution in Ms. Palmer’s base salary or bonus opportunity, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees, or (iii) a change of Ms. Palmer’s principal place of business to a location more than 50 miles from its then present location; provided, that Ms. Palmer provides us with written notice of any fact or circumstance believed by her to constitute good reason within 90 days of the occurrence of such fact or circumstance, and subject to a 30-day period to cure such fact or circumstance.

“Change in control” has the same meaning contained in the 2013 Omnibus Plan (or any successor plan thereto).

Ms. Palmer is also subject to a restrictive covenants agreement in which she has agreed, among other things, not to compete with us for 18 months following (i) a termination of employment by us (other than for cause) or by Ms. Palmer for good reason, (ii) upon voluntary termination of employment, or (iii) termination by us for cause.

Messrs. Cone and Sherman. The employment of Messrs. Cone and Sherman may be terminated by us or by the executive at any time, with or without cause. Pursuant to each such executive’s employment agreement, the executive is entitled to receive severance benefits upon termination by us without “cause” at any time or upon resignation for “good reason” following a change in control. Upon an eligible termination, the terminated executive will be entitled to continued payment of base salary for 12 months, payable in 26 equal installments in accordance with our standard payroll practices, a prorated annual bonus for the year of termination payable in a lump sum at the same time as annual bonuses are otherwise paid to our other employees, and company-paid COBRA premiums for continued participation in our welfare plans for up to one year or such shorter period if the executive becomes eligible for coverage under another group program. The executive’s entitlement to these severance payments and benefits is generally conditioned on continued compliance with obligations not to solicit our employees, customers or suppliers and execution of a general release of all claims against us.

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COMPENSATION DISCUSSION AND ANALYSIS

Resignation for “good reason” includes a “change in control” combined with either: (i) a material and adverse change in the executive’s level, scope of duties and responsibilities or total compensation; or (ii) a relocation of more than 50 miles of the executive’s principal place of employment; provided that, in each case, notice of resignation is delivered to us within 30 days of such occurrence in the case of Mr. Sherman or 20 days in the case of Mr. Cone.

Termination for “cause” generally includes any of the following actions by the executive: (i) conviction, guilty plea, or confession to any felony, act of fraud, theft, or embezzlement; (ii) malfeasance, negligence, or intentional failure to perform duties that is not cured after 5 days of receipt of notice from us; or (iii) failure to comply with our employment policies, a failure to comply with the executive’s agreement, or deviation from any of our employee policies or directives of the board of directors.

“Change in control” for both Mr. Sherman and Mr. Cone has the same meaning contained in the 2013 Omnibus Plan (or any successor plan thereto).

Each of Messrs. Cone and Sherman is also subject to a restrictive covenants agreement in which he has agreed, among other things, not to compete with us for 18 months following (i) a termination of employment by us (other than for cause) or by the executive for good reason, provided that we are paying the executive severance, (ii) upon voluntary termination of employment (other than a resignation for good reason), or (iii) termination by us for cause.

Treatment of Equity Awards upon Termination (Not in Connection with a Change in Control). Under the terms of our 2013 Omnibus Plan and the award agreements for awards issued thereunder, upon any termination of employment, whether with or without “cause” or “good reason,” or by reason of an employee’s death or disability, unvested options and RSUs (both Service-based RSUs and Performance RSUs) are forfeited for no consideration. Vested options may be exercised for a period of 90 days following a termination without “cause” or for “good reason,” and for a period of one year following a termination by reason of death or disability. If an employee is terminated for cause, all of the employee’s options, whether vested or unvested, expire immediately upon termination. Under the terms of the applicable plan document and award agreements, upon any termination of employment, whether with or without “cause” or “good reason,” or by reason of an employee’s death or disability, unvested New TMM Units and unvested Holding Vehicle Performance Units are forfeited for no consideration, and if terminated for “cause” all such units, whether vested or unvested, are forfeited for no consideration.

Change in Control Benefits

We do not provide our named executive officers with any single-trigger change in control payments or benefits. If a change in control were to have occurred on December 31, 2017, and our named executive officers remained employed by us, there would have been no payments due to our named executive officers under any of our plans. Each named executive officer’s Holding Vehicle Performance Units would only vest (in full or in part) based on the cash return received by the Former Principal Equityholders as of the date of determination, subject to and conditioned on such named executive officer’s continued employment through the applicable vesting date, whether or not in connection with a change in control.

Each named executive officer’s outstanding stock options shall become immediately vested and exercisable and outstanding Service-based RSU awards will become 100% vested in connection with a termination by us without “cause” or by the executive for “good reason” (excluding, for the avoidance of doubt, a termination by reason of death or disability) (each as defined in the relevant award agreement) that occurs within 24 months following a “change in control” (as defined in the 2013 Omnibus Plan). For RSU awards subject to a performance condition, the performance period is deemed to end on the date of the change in control and the compensation committee may, in its discretion, determine to what extent any applicable performance goals have been met and/or cause the award to be paid in full or in part.

No named executive officer has any right to receive a “gross up” for any excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, or any other U.S. federal, state, and local income tax.

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COMPENSATION DISCUSSION AND ANALYSIS

Calculations of Benefits to Which Executives Would be Entitled

Assuming no change in control had occurred and termination of employment occurred on December 31, 2017, the dollar value of the payments and other benefits to be provided to each of the named executive officers are estimated to be as follows:

Estimated Payments and Benefits upon Termination without Cause Assuming No Change in Control had Occurred

Name	Salary Continuation		Prorated Bonus(3)	Continued Benefits(4)	Other Compensation	TOTAL
Sheryl D. Palmer(1)	$2,500,000	(2)	$1,760,100	$41,662	—	$4,301,762
C. David Cone	$525,000	(5)	$893,251	$25,983	—	$1,444,234
Darrell C. Sherman	$435,000	(5)	$735,542	$28,057	—	$1,198,599

(1)	In the case of Ms. Palmer, these amounts are also payable if she terminates her employment with us for good reason.

(2)

If Ms. Palmer’s employment had terminated without cause or she resigned for good reason, her base severance amount is two and a half times her base salary ($1,000,000). In the event Ms. Palmer voluntarily terminates employment in connection with her retirement from the homebuilding industry, in lieu of the salary continuation, prorated bonus and continued benefits payments set forth above, we will pay her a special retirement bonus equal to $1,000,000, which is payable in equal installments as described above.

(3)

Pursuant to their respective employment agreements, each of our named executive officers is entitled to a prorated annual bonus for the fiscal year in which employment terminates based on actual performance. For purposes of this table, we have calculated the bonuses assuming that each named executive officer would have received his or her annual bonus based on the actual performance results under our 2017 annual bonus program. We have assumed that the financial targets in the 2017 annual bonus program were able to be determined as of December 31, 2017.

(4)

These amounts reflect the estimated COBRA premiums for the executives and their respective eligible dependents enrolled (if any) in any then-existing group health plans for one year (or in the case of Ms. Palmer, 30 months) as required by their respective employment agreements and assumes that the executive does not become eligible for other health coverage.

(5)	Pursuant to their respective employment agreements, each of Messrs. Cone and Sherman is entitled to an amount equal to one times his respective base salary.

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COMPENSATION DISCUSSION AND ANALYSIS

Assuming a change in control and termination of employment occurred on December 31, 2017, the dollar value of the payments and other benefits to be provided to each of the named executive officers are estimated to be as follows:

Estimated Payments and Benefits upon Termination without Cause or for Good Reason in Connection with a Change in Control

Name	Salary Continuation		Prorated Bonus(1)	Continued Benefits(2)	Other Compensation		Equity Value(3)	Vesting of Options & RSU Awards(4)	TOTAL
Sheryl D. Palmer	$2,500,000	(5)	$1,760,100	$41,662	$3,750,000	(6)	$2,581,116	$15,294,952	$25,927,830
C. David Cone	$525,000	(7)	$893,251	$25,983	—		$460,741	$4,319,502	$6,224,477
Darrell C. Sherman	$435,000	(7)	$735,542	$28,057	—		$674,166	$2,449,893	$4,322,658

(1)

Pursuant to their respective employment agreements, each of our named executive officers is entitled to a prorated annual bonus for the fiscal year in which employment terminates based on actual performance. For purposes of this table, we have calculated the bonuses assuming that each named executive officer would have received his or her annual bonus based on the actual performance results under our 2017 annual bonus program. We have assumed that the financial targets in the 2017 annual bonus program were able to be determined as of December 31, 2017.

(2)

These amounts reflect the estimated COBRA premiums for the executives and their respective eligible dependents enrolled (if any) in any then-existing group health plans for one year (or in the case of Ms. Palmer, 30 months) as required by their respective employment agreements.

(3)

Represents the value of the unvested Holding Vehicle Performance Units calculated using the NYSE closing price of $24.47 per share of our Class A common stock on December 29, 2017, the last business day of 2017. To calculate the values of the Holding Vehicle Performance Units, we have assumed that the Former Principal Equityholders sold their remaining equity interests in us without any transaction costs or offering discount as of December 31, 2017. (No amount is included in this column in respect of accelerated vesting of our named executive officers’ New TMM Units, which were fully vested as of December 31, 2017, or in respect of the Holding Vehicle Performance Units that vested in November 2017. As described above under “—New TMM Units and Holding Vehicle Performance Units,” our named executive officers’ remaining unvested Holding Vehicle Performance Units also became fully vested in January 2018.)

(4)

Represents the in-the-money value of unvested stock options and unvested RSUs associated with the acceleration of the vesting of equity awards. In the case of RSUs, the value was based on the NYSE closing price of $24.47 per share of our Class A common stock on December 29, 2017, the last business day of 2017, and, in the case of options, was based on the difference between such closing price and the exercise price of the option. For Performance RSUs, we have assumed that the target performance goal was achieved and certified.

(5)

If Ms. Palmer’s employment would have been terminated without cause or she had resigned for good reason within the 24-month period following a change in control, her base severance amount is two and a half times her base salary ($1,000,000). However, in the event Ms. Palmer voluntarily terminates employment in connection with her retirement from the homebuilding industry (whether in connection with a change in control or otherwise), she would not be entitled to the salary continuation, prorated bonus and continued benefits payments as set forth in the chart above and, instead, we will pay her a special retirement bonus equal to $1,000,000 which is payable in equal installments as described above. None of Ms. Palmer’s unvested equity awards by their terms would vest upon her retirement from the homebuilding industry following a change in control.

(6)

This amount reflects two and a half times the product of Ms. Palmer’s target annual bonus percentage (150%) multiplied by Ms. Palmer’s base salary ($1,000,000), as payable pursuant to her employment agreement, to the extent she would have been terminated either by us without cause or she had resigned for good reason during the 24-month period following a change in control. This amount would be payable in equal installments over a 30-month period.

(7)	Pursuant to their respective employment agreements, Messrs. Cone and Sherman are entitled to an amount equal to one times the named executive officer’s base salary.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (the “Annual Total Compensation”) of our median employee and the Annual Total Compensation of our CEO, Sheryl D. Palmer.

For 2017, our last completed fiscal year:

•	The median Annual Total Compensation of all employees of our Company (other than our CEO), was $88,530.

•	The Annual Total Compensation of Ms. Palmer was $6,155,731.

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COMPENSATION DISCUSSION AND ANALYSIS

Accordingly, the ratio of Ms. Palmer’s Annual Total Compensation to the median employee’s Annual Total Compensation was 69.5 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the Annual Total Compensation of our median employee and CEO:

•	As of December 31, 2017, our employee population consisted of 1,855 employees, including any full-time, part-time, commissions-based, temporary and seasonal employees employed on that date.

•

To find the median of the annual total compensation of our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for calendar year 2017. In making this determination, we did not annualize compensation for full-time and part-time permanent employees who were employed on December 31, 2017, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

•	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

After identifying the median employee, we added together all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $88,530. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table appearing on page 35 of this proxy statement, which is also in accordance with the requirements of Item 402(c)(2)(x).

46 | Taylor Morrison Home Corporation Notice of 2018 Annual Meeting of Stockholders and Proxy Statement